EXHIBIT 10.t

Standard Form A of Executive Bonus Plan for 2007
FOR: [Name of Executive]

The elements of the plan are as follows:

1. PROFIT TO PLAN

The Profit to Plan element will be paid according to the following scale up to a maximum of 30% of your annual salary:

Rollins Inc. Pre-Tax Profit to Plan Achievement	Annual % of Salary
105.0%	30.00%
102.5%	25.00%
100%	20.00%
97.5%	15.00%
95%	10.00%

The Company must have a profit and a profit improvement for this element to be paid.

Your CY[Year] Pre-Tax Profit Plan is:	$[TARGET AMOUNT]
Annual [Year]
2. PROFIT INCREASE OVER LAST YEAR

You will be paid [1.44% for chairman of the board, 1.6% for CEO of Rollins, 0.96% for President of Orkin, 0.308% for Senior Vice President and Secretary, 0.32% for Chief Financial Officer and Treasurer] of the profit increase up to the maximum of 20% of your annual salary.

The Company must have a profit and a profit improvement for this element to be paid.

Your CY[Last Year] Pre-Tax Adjusted Profit base was:	$______________
Actual [Year]
3. COMBINED REVENUE GROWTH

The Combined Revenue Growth element will be paid according to the following scale up to a maximum of 30% of your annual salary:
Percentage Increase over Prior Year	Revenue $ Increase	Annual % of Salary
8.00%	$ ___________	30%
7.50%	$ ___________	25%
7.00%	$ ___________	20%
6.50%	$ ___________	15%
6.00%	$ ___________	10%
5.50%	$ ___________	5%
5.00%	$ ___________	2.5%

The Company must have a profit and a profit improvement for this element to be paid.

Your CY[Year] Combined Revenue Plan is:

$[Plan Year target amount]	$________________	[Target percentage]
Annual ’07	Actual ’06	% increase

Glossary of Terms and Conditions

[Year] Rollins, Inc. Executive Bonus Plan

I.    General Plan Qualifiers and Provisions

A.	The plan year for this bonus is January 1, 20__ to December 31, 20__.

B.	Your bonus plan is subject to change each year.

C.	Your bonus will be calculated using your actual current base salary as of December 31, 20__.

D.	Your eligibility for a bonus and the amount due will be determined solely by the Company.

E.	Bonus payments will be made in one lump sum no later than March 15, 20__, minus applicable state and federal taxes. Other deductions may apply, e.g., 401(K) deductions, etc.

F.	You must be employed in the same position on December 31, 20__ to be eligible for a bonus, except as described below in (H.)

G.	You will not receive a bonus if for any reason you are in a position on December 31, 20__ that is not eligible for a bonus or if you are not actively employed on the date that the bonus is paid.

H.
If you are promoted during the plan year from one bonus-eligible position to another bonus-eligible position, the bonus components common to both plans carry over to the new position. Plan components unique to the original bonus-eligible position will be paid based on time spent in the position (must be at least 50 percent of the plan year). Bonus amounts on these unique components will be calculated at the time of the transfer based on year-to-date results.

I.
If you are hired into a bonus-eligible position during the year, or if you are promoted during the plan year from a position that is ineligible for a bonus into a bonus-eligible position, you will be eligible for a pro-rated bonus if you are in the bonus-eligible position for at least 50 percent of the plan year.

J.	You will not receive any bonus if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

K.	Any disputes over your bonus will be resolved by the Compensation Committee.

L.	The Compensation Committee reserves the right to reward outstanding performance in unique situations by awarding an employee a bonus outside the terms of the 20__ Home Office Bonus Plan.

M.	The actual profit from which the bonus may be determined may be subject to adjustments as recommended by the President and approved by the Compensation Committee for the year 20__.

N.	Acquisitions over $5,000,000 in revenue will be added to the Company strategic plan (revenue and profit) based on a pro forma of the acquisition model for bonus calculations.

II.    Plan Components

A.	General Provisions
The 20__ Home Office Executive Bonus Plans divide bonus opportunity into three components: profit to plan performance, profit increase over last year, and combined revenue to planned increase. No bonus will be paid under any component if Rollins Inc.’s pre-tax profit does not result in a profit improvement in 20__, as compared to 20__.

B.	Profit Increase Performance Component
If Rollins Inc.’s pre-tax profit in 20__ increases compared to 20__, you will receive a percentage of your salary up to the maximum allowable percentage of salary under your bonus plan for this component based on a scale. A pro-rata calculation will be made for actual results that are between the levels on the scale to the tenths decimal place value.

C.	Profit To Plan Performance Component
If Rollins Inc.’s pre-tax profit meets or exceeds 95% of the Company’s plan in 20__, you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component. Payouts will begin at 95% of Profit Plan and rise to 100% payout at 105% of Profit Plan. A pro-rata calculation will be made for actual results that are between the levels on the scale to the tenths decimal place value.

D.	Combined Revenue Growth
If Rollins Inc.’s combined revenue increase meets or exceeds 5.0% of the Company’s combined revenues for 20__, you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component.

ACKNOWLEDGMENT

I have received and read a copy of my Incentive Plan with the accompanying Glossary of Terms and Conditions. I understand that participation in this Plan should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that this Incentive Plan will be subject to review, and likely to change next year.

________________________________________	___________
Plan Participant	Date